EXHIBIT 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Breeze-Eastern Corporation on Form S-8 (File Nos. 333-75026, 333-93085, 333-124886 and 333-140368) of our report dated May 29, 2015, with respect to our audits of the consolidated financial statements and related consolidated financial statement schedule of Breeze-Eastern Corporation as of March 31, 2015 and 2014, and for each of the years in the three-year period ended March 31, 2015 and our report dated May 29, 2015 with respect to our audit of the effectiveness of internal control over financial reporting of Breeze-Eastern Corporation as of March 31, 2015, which reports are included in this Annual Report on Form 10-K of Breeze-Eastern Corporation for the year ended March 31, 2015.

/s/ Marcum llp

Marcum llp

Bala Cynwyd, PA

May 29, 2015